Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

(Thomas Stuart)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 9, 2008 by and among PTS Holdings Corp. (“Holdings”), Catalent Pharma Solutions, Inc. (the “Operating Company,” and collectively with Holdings, the “Companies”) and Thomas Stuart (the “Executive”).

WHEREAS, BHP PTS Holdings L.L.C. (formerly known as Phoenix Charter LLC), an affiliate of The Blackstone Group (“Blackstone”), acquired the Pharmaceutical Technologies and Services segment of Cardinal Health, Inc., excluding the Martindale and Beckloff businesses, (the “PTS Businesses”);

WHEREAS, after consummation of the acquisition, the PTS Businesses merged with and into PTS Acquisition Corp. and became a subsidiary of Holdings;

WHEREAS, the Companies desire to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment with the Companies and enter into such an agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, this Agreement and Executive’s employment hereunder shall be effective as of August 1, 2007 (the “Effective Date”) and shall continue until the third anniversary of the Effective Date (the “Initial Term”). Subject to the provisions of Section 7 of this Agreement, the Initial Term shall be extended as follows: this Agreement shall automatically renew for an additional one (1) year term commencing immediately following the last day of the Initial Term and each one (1) year anniversary thereafter (each, a “Renewal Term”), unless, either of the Companies or Executive provides the other party written notice of non-renewal (the “Non-Renewal Notice”) at least sixty (60) days’ prior to the end of the applicable term. The period during which Executive is employed by the Companies hereunder is hereinafter referred to as the “Employment Term”. This Agreement contains the entire understanding between the parties hereto and supersedes the employment agreement, dated May 17, 1998, as amended on June 22, 2001 and August 10, 2006, between the Operating Company or any predecessor of Operating Company and Executive (the “Prior Agreement”).

2. Position.

a. During the Employment Term, Executive shall serve as the President of Oral Technologies (a business segment of the Company). In such position, Executive shall have such duties, authority and responsibilities as shall be determined from time to time by the Chief Executive Officer of the Operating Company (the “Chief Executive Officer”) and the Board of Directors of the Operating Company (the “Board”) with respect to his responsibilities for the Operating Company, which duties, authority and responsibilities are customary for a President of a business segment of a similar size, type and nature to the Companies. Executive shall report solely and directly to the Chief Executive Officer with respect to his responsibilities to the Operating Company.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from serving on the outside board of directors of one other company and, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to or continuing to serve on such additional boards of directors or trustees of any other business, corporation or charitable organization; provided that, in each case, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3. Base Salary. During the Employment Term, commencing on September 3, 2007, the Operating Company shall pay Executive an annual base salary at the annual rate of $424,000, payable in regular installments in accordance with the Operating Company’s usual payment practices. Executive shall be entitled to such increases, if any, in his base salary as may be determined from time to time in the sole discretion of the Board, in accordance with the Operating Company’s normal annual review process for executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4. Annual Bonus. With respect to each full fiscal year during the Employment Term, commencing with the 2008 fiscal year (which, for the avoidance of doubt, commenced July 1, 2007), Executive shall be eligible to earn an annual bonus award of 75% of his Base Salary, as in effect at the beginning of the applicable fiscal year (the “Annual Bonus”), based upon the achievement of annual performance targets established by the Board, within the first three (3) months of each fiscal year during the Employment Term. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2-1/2) months after the end of the applicable fiscal year.

5. Employee Benefits; Perquisites; Fringe Benefits.

a. During the Employment Term, Executive shall be entitled to participate in the Operating Company’s group health, life, disability and other employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on a basis which is no less favorable than is provided to other executives of the Operating Company, to the extent consistent with applicable law and the terms of the applicable plans and to standard perquisites.

b. During the Employment Term, the Operating Company shall pay to Executive a car allowance in a gross amount of $22,284 during each fiscal year, payable bi-weekly.

c. Executive shall be entitled, during the Employment Term, to vacations and fringe benefits consistent with the practices of the Operating Company.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Operating Company in accordance with the Operating Company’s policies.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either of the Companies or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party will be required to give the other party at least sixty (60) days’ advance written notice of any termination of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall govern Executive’s rights under this Agreement upon termination of employment with the Companies and their affiliates.

a. By the Companies For Cause or By Executive Due to Voluntary Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by either of the Companies for Cause (as defined below), which termination shall be effective immediately, or by Executive by his voluntary resignation without Good Reason (as defined below).

(ii) If Executive’s employment is terminated by either of the Companies for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) accrued, but unpaid Base Salary, earned through the date of termination;

(B) accrued, but unpaid Annual Bonus, earned for any previously completed fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Companies);

(C) reimbursement, within forty-five (45) days following submission by Executive to the Companies, as applicable, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Operating Company’s policies prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Operating Company within ninety (90) days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Operating Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by either of the Companies for Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 7(a)(ii) and Section 11, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) For purposes of this Agreement, the terms:

(A) “Cause” shall mean (I) Executive’s willful failure to perform his duties, which failure is not cured within fifteen (15) days following written notice, (II) Executive’s conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for either of the Companies to believe that Executive has engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime involving moral turpitude and which is demonstrably injurious to the Companies and their subsidiaries, (III) Executive’s willful malfeasance or misconduct which is demonstrably injurious to the Companies and their subsidiaries, or (IV) breach by Executive of the material terms of this Agreement including, without limitation, Sections 8 and 9 of this Agreement. For purposes of this definition, no act or failure to act by Executive shall be deemed “willful” unless effected by Executive not in good faith.

(B) “Good Reason” shall mean, without Executive’s consent, (I) a substantial diminution in Executive’s position or duties, or assignment of duties materially inconsistent with his position as specified hereunder, (II) any reduction in Executive’s Base Salary, (III) failure of the Companies to pay compensation or benefits when due under this Agreement, (IV) the relocation of the Companies’ headquarters to a location more than fifty (50) miles from its location on the Effective Date, (V) the failure of any successor to all or substantially all of the assets of the Operating Company to assume and agree to honor this Agreement, unless assumption of the Agreement occurs by operation of law, or (VI) the failure to provide an annual bonus opportunity that is at least at the same level as established for the 2008 fiscal year (which, for the avoidance of doubt, commenced July 1, 2007), in each case, which is not cured within thirty (30) days following either of the Companies’ receipt of written notice from Executive describing the event constituting Good Reason; which notice shall be provided to either of the Companies within ninety (90) days following Executive’s knowledge of the occurrence of the event constituting Good Reason.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by either of the Companies if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and either of the Companies cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and either of the Companies. If Executive and the Companies cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to either of the Companies and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for Disability, Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) provided Executive (x) does not violate the restrictions set forth in Sections 8 and 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against the Companies and their affiliates, in the form attached hereto as Exhibit A, payment of an amount equal to two (2) times Executive’s Base Salary, payable in equal monthly installments over a two-year period following the date of termination of employment (such two-year period, the “Severance Period”), consistent with the Operating Company’s past payroll practices; provided, however, the amount payable under this Section 7(b)(ii)(B) shall be reduced by any amounts paid or payable to Executive under the Companies’ or any subsidiary’s disability plan.

Following Executive’s termination of employment due to Disability, except as set forth in this Section 7(b)(ii) and Section 11, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) Upon termination of Executive’s employment hereunder for death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights. Following Executive’s termination of employment due to death, except as set forth in this Section 7(b)(iii) and Section 11, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Companies Without Cause; Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by either of the Companies without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason.

(ii) If Executive’s employment is terminated by either of the Companies without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro-rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Companies in the fiscal year of Executive’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable to Executive pursuant to Section 4 had Executive’s employment not terminated;

(C) provided Executive (x) does not violate the restrictions set forth in Sections 8 and 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against the Companies and their affiliates, in the form attached hereto as Exhibit A, payment of an amount equal to two (2) times the sum of (1) Executive’s Base Salary and (2) the annual bonus award of 75% of Base Salary (for the avoidance of doubt, regardless of whether any applicable annual performance targets are attained), payable in equal monthly installments over the Severance Period, consistent with the Operating Company’s past payroll practices;

(D) Executive and his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Operating Company’s group health plans for which Executive was eligible immediately prior to the date of his termination (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for the Severance Period or, if sooner, until Executive is covered under the group health plans of any other employer (or comparable coverage to the extent applicable); provided, however, that if such coverage is longer than eighteen (18) months, the Operating Company shall pay Executive, on the first business day of each month, an amount (on a tax-grossed up basis) equal to the premium subsidy the Operating Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the Severance Period. This coverage for which Executive and his spouse and eligible dependents shall continue to be eligible under this clause shall be made available to Executive on the same terms and conditions as are offered to continuing executives. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended, (the “Code”), or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and

(E) provide Executive with benefits in accordance with Section 5(b) during the Severance Period.

Following Executive’s termination of employment by either of the Companies without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(ii) and Section 11, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Non-Renewal of Employment Term.

(i) In the event Executive provides either of the Companies with the Non-Renewal Notice pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, the expiration of the Employment Term and Executive’s termination of employment hereunder (whether or not Executive continues as an employee of either of the Companies thereafter) shall be deemed to occur on the close of business on the day immediately preceding the Renewal Term, and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment under this Section 7(d)(i), except as set forth in this Section 7(d)(i) and Section 11, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) In the event either of the Companies provides Executive with the Non-Renewal Notice pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, the expiration of the Employment Term and Executive’s termination of employment hereunder (whether or not Executive continues as an employee of either of the Companies thereafter) shall be deemed to occur on the close of business on the day immediately preceding the Renewal Term, and Executive shall be entitled to receive the Accrued Rights.

In addition to the Accrued Rights, as a result of such termination of employment, Executive shall be entitled to receive:

(A) the Pro Rata Bonus, with such Pro-Rata Bonus payable to Executive pursuant to Section 4 had Executive’s employment not terminated;

(B) provided Executive (x) does not violate the restrictions set forth in Sections 8 and 9 of this Agreement and (y) executes, delivers and does not-revoke a general release of claims against the Companies and their affiliates, in the form attached hereto as Exhibit A, payment of an amount equal to two (2) times the sum of (1) Executive’s Base Salary and (2) the annual bonus award of 75% of Base Salary (for the avoidance of doubt, regardless of whether any applicable annual performance targets are attained), payable in equal monthly installments over the Severance Period, consistent with the Operating Company’s past payroll practices;

(C) Executive and his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Operating Company’s group health plans for which Executive was eligible immediately prior to the date of his termination (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for the Severance Period or, if sooner, until Executive is covered under the group health plans of any other employer (or comparable coverage to the extent applicable); provided, however, that if such coverage is longer than eighteen (18) months, the Operating Company shall pay Executive, on the first business day of each month, an amount (on a tax-grossed up basis) equal to the premium subsidy the Operating Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the Severance Period. This coverage for which Executive and his spouse and eligible dependents shall continue to be eligible under this clause shall be made available to Executive on the same terms and conditions as are offered to continuing executives. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period; and

(D) provide Executive with benefits in accordance with Section 5(b) during the Severance Period.

Following such termination of Executive’s employment under this Section 7(d)(ii), except as set forth in this Section 7(d)(ii) and Section 11, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Companies beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or either of the Companies; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e. Notice of Termination. Any purported termination of employment by the Companies or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Companies and their subsidiaries and accordingly agrees as follows:

(1) During the Employment Term and for a period of one year following the date Executive ceases to be employed by the Companies under this Agreement for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Companies and their subsidiaries, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Companies or any of their subsidiaries during the one year period preceding Executive’s termination of employment;

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Companies or any of their subsidiaries during the one year immediately preceding Executive’s termination of employment; or

(iii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i)	engage in any business that competes with the business of the Companies or any of their subsidiaries, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by the Companies or any of their subsidiaries (including, without limitation, any other business that the Companies or any of their subsidiaries is taking or has taken specific actions in furtherance of engaging in, which actions (taken together) would lead a reasonable person to conclude, as of the date of Executive’s termination of employment, that it was more likely than not that the Companies or any of their subsidiaries intended to pursue engaging in such business (so long as Executive knew or reasonably should have known about such actions prior to the date of Executive’s termination of employment)) in any geographical area where the Companies or any of their subsidiaries conduct business (a “Competitive Business”) (Exhibit B hereto contains examples of those business that are not deemed to be a Competitive Business);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between either of the Companies or any of their subsidiaries and customers, clients, suppliers, partners, members or investors of either of the Companies or such subsidiaries.

(3) Notwithstanding anything to the contrary in this Agreement, (i) Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Companies or any of their subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such Person and (ii) Executive may, directly or indirectly, through any other entity, be employed by, engaged as a consultant to or perform any other services for or on behalf of any Person, directly or indirectly, engaged in a business that, as part of its overall business has a Competitive Business, provided that Executive is not employed by or is not directly or indirectly involved with the operation or management of that Competitive Business.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of the Companies or any of their subsidiaries to leave the employment of the Companies or any of their subsidiaries; or

(ii)	hire any such employee who was employed by the Companies or any of their subsidiaries as of the date of Executive’s termination of employment with the Companies or who left the employment of the Companies or any of their subsidiaries coincident with, or within six months prior to or after, the termination of Executive’s employment with the Company; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Companies or any of their subsidiaries for at least six months.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Companies or any of their subsidiaries any consultant then under contract with the Companies or any of their subsidiaries.

b. It is expressly understood and agreed that although Executive and the Companies consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

The provisions of this Section 8 shall survive the termination of Executive’s employment for any reason.

9. Confidentiality; Removal of Property.

a. Confidentiality.

(i) For purposes of this Agreement, “proprietary information” shall mean any information relating to the business of the Companies or any of their subsidiaries that has not previously been publicly released by duly authorized representatives of the Companies and shall include (but shall not be limited to) Companies’ information encompassed in all research, product development, designs, plans, formulations and formulating techniques, proposals, marketing and sales plans, financial information, costs, pricing information, strategic business plans, customer information, and all methods, concepts, or ideas in or reasonably related to the business of the Companies.

(ii) The Executive agrees to regard and preserve as confidential all proprietary information pertaining to the Companies’ business that has been or may be obtained by the Executive in the course of his employment with the Companies, whether he has such information in his memory or in writing or other physical form. The Executive will not, without prior written authority from the Companies to do so, use for his benefit or purposes, or disclose to any other person, firm, partnership, corporation or other entity, either during the term of his employment hereunder or thereafter, any proprietary information connected with the business or developments of the Companies, except as required in connection with the performance by the Executive of his duties and responsibilities as an employee of the Companies. This provision shall not apply after the proprietary information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

b. Removal of Documents or Objects. The Executive agrees not to remove from the premises of the Companies, except as an employee of the Companies in pursuit of the business of the Companies or any of its subsidiaries, or except as specifically permitted in writing by the Companies, any document (regardless of the medium on which it is recorded), object, computer program, computer source code, object code or data (the “Documents”) containing or reflecting any proprietary information of the Companies. The Executive recognizes that all such Documents, whether developed by him or by someone else, are the exclusive property of the Companies.

c. The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Companies’ remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Companies would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Companies, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Indemnification.

a. The Companies shall indemnify Executive, to the fullest extent permitted by applicable law, against all reasonable costs, charges and expenses incurred or sustained by Executive, including the advancement of the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of the Companies or any of their respective subsidiaries or affiliates.

b. Executive shall be covered, during the entire term of this Agreement and thereafter for as long as a claim may be brought against Executive, by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Companies, or their affiliates, which such insurance shall be paid by the Operating Company.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Companies. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Companies to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Companies. Upon such assignment, the rights and obligations of the Companies hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off; Mitigation. The Operating Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to setoff, counterclaim or recoupment of amounts owed by Executive to the Companies or their affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment. The Operating Company’s obligation to make the payments and provide the benefits required under Section 7 hereof shall not be reduced or otherwise affected by any compensation or benefits paid or provided to Executive as a result of any other employment (except to the extent otherwise provided in Section 7(c)(ii)(D) or Section 7(d)(ii)(C) with respect to the time when the Companies’ obligation to provide continued group health coverage ceases).

g. Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Companies, the Companies have securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any payments or benefits otherwise payable pursuant to

Section 7 as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, the Operating Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are in excess of the lesser of (i) two (2) times Executive’s then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code, until the date that is six months following Executive’s termination of employment with the Companies (or the earliest date as is permitted under Section 409A of the Code). If any payments or benefits are deferred due to such requirements, such amounts will be paid in a lump sum to Executive at the end of such six (6) month period. The Companies shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(g).

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Holdings:

14 Schoolhouse Road

Somerset, NJ 08873

Attention: Secretary

with a required copy to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Chinh Chu

If to the Operating Company:

14 Schoolhouse Road

Somerset, NJ 08873

Attention: Secretary

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company,

j. Executive Representation. Executive hereby represents to the Companies that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Companies and/or their affiliates regarding the terms and conditions of Executive’s employment with the Companies and/or their affiliates.

l. Further Assurances. The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

m. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and the Companies will reimburse Executive for all expenses reasonably incurred in providing such cooperation. This provision shall survive any termination of this Agreement. The Companies shall also reimburse Executive for any lost wages incurred in connection with any cooperation provided under this Section 12(m) after Executive’s termination date.

n. Withholding Taxes. The Companies may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

o. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PTS HOLDINGS CORP.		THOMAS STUART

/s/ John Lowry		/s/ Thomas Stuart
By:	John Lowry
Title:	President and Chief Executive Officer

CATALENT PHARMA SOLUTIONS, INC.

/s/ John Lowry
By:	John Lowry
Title:	President and Chief Executive Officer